Exhibit 2(n)(i)

OPINION OF DAVIS POLK & WARDWELL

June 30, 2006

Re:	Mercantile Absolute Return Fund for Tax-Exempt/Deferred Investors
(TEDI) LLC

Mercantile Capital Advisors, Inc.
Two Hopkins Plaza
Baltimore, MD 21201

Ladies and Gentlemen:

     We have acted as counsel to Mercantile Capital Advisors, Inc. (the “Adviser”), in connection with the offering of interests in Mercantile Absolute Return Fund for Tax-Exempt/Deferred Investors (TEDI) LLC, a Delaware limited liability company (the “Fund”). The Fund is offering Interests to certain U.S. entities that are generally exempt from federal income tax (“Tax-Exempt Investors”). This opinion is being delivered in connection with the Registration Statement on Form N-2/A (File Nos. 333-128723 and 811-21815) (the “Registration Statement”) filed by the Fund with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended. Capitalized terms used in this opinion and not defined herein have the meanings assigned to them in the LLC Agreement.

     The Fund was organized pursuant to the Limited Liability Company Agreement dated as of August 4, 2005 (the “LLC Agreement”). It will invest all of its investable assets in equity interests in Mercantile Absolute Return Fund for Tax-Exempt/Deferred Investors (TEDI) LDC (the “Offshore Fund”), a limited duration company incorporated on February 8, 2006, under The Companies Law (2004 Revision) of the Cayman Islands (as amended, the “Act”). The Offshore Fund, in turn, will invest all of its investable assets in equity interests in Mercantile Absolute Return Master Fund LLC, a Delaware limited liability company that was organized on August 4, 2005 (the “Master Fund”). The Master Fund will invest in investment funds typically known as “hedge funds,” managed by investment managers that employ a variety of alternative investment strategies with a small-capitalization focus (such funds, the “Investment Funds”). The Investment Funds will invest in and actively trade securities and other financial instruments using strategies and investment techniques with significant risk characteristics, including risks arising from the volatility of the equity markets, the risks of short sales, the risks of leverage, the potential illiquidity of derivative instruments and the risk of loss from counterparty defaults.

     We have examined originals or copies, certified or otherwise, identified to our satisfaction, of such documents, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary for the purposes of this opinion.

DISCUSSION

     Treasury Regulations Section 301.7701-3 provides that an entity such as the Fund will be classified as a partnership for U.S. federal income tax purposes unless it elects to be classified as an association taxable as a corporation. Section 3.1(d) of the LLC Agreement provides that the Fund will file a tax return as a partnership for U.S. federal income tax purposes. You have represented, and we have assumed for purposes of this opinion, that the Fund has never elected, and will not elect, to be classified under Treasury Regulations Section 301.7701 as an association taxable as a corporation. In the absence of such an election, the Fund will be treated as a partnership for U.S. federal income tax purposes unless it is a publicly traded partnership under Section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”).

     Under Section 7704 of the Code, a publicly traded partnership is generally treated as a corporation for U.S. federal tax purposes, with the result, among other things, that its income is subject to U.S. corporate income tax. A partnership will be a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof.1 For this purpose, (i) an interest in a partnership includes any financial instrument or contract the value of which is determined in whole or in part by reference to the partnership (a “Derivative”) and (ii) entering into a Derivative is a transfer of an interest in the partnership.2 As used herein, the term “Interest” means (i) a limited liability company interest in the Fund and (ii) a Derivative on the Fund. You have

     1 I.R.C. § 7704(b).

     2 Treas. Reg. § 1.7704-1(a)(2)(i)(B). An interest in a partnership or corporation that holds an interest in a lower-tier partnership is not, however, treated as an interest in the lower-tier partnership for this purpose. Treas. Reg. § 1.7704 -1(a)(2)(iii).

represented, and we have assumed for purposes of this opinion, that Interests will not be traded, on an established securities market, as defined in Treasury Regulations Section 1.7704-1(b).3

     Treasury Regulations Section 1.7704-1 contains guidelines for determining whether interests in a partnership that are not traded on an established securities market are readily tradable on a secondary market or the substantial equivalent thereof ("Readily Tradable"). In general, partnership interests will be considered to be Readily Tradable if, "taking into account all of the facts and circumstances, the Members are readily able to buy, sell or exchange their partnership interests in a manner that is comparable, economically, to trading on an established securities market."4 For purposes of determining whether partnership interests are Readily Tradable, a transfer of a partnership interest includes a redemption by the partnership.5

     Treasury Regulations Section 1.7704-1 establishes various safe harbors from Readily Tradable status, including rules for disregarding certain transactions involving transfers or redemptions of partnership interests (such transactions, “Private Transactions”). Among the transactions that qualify as Private Transactions are (i) transfers in which the basis of the partnership interest in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands or the transferor and (v) transfers not recognized by the partnership.6 Failure to meet one of the safe harbors is disregarded in determining

     3 An established securities market includes (i) a national securities exchange registered under section 6 of the Securities Exchange Act of 1934 (the "1934 Act"); (ii) a national securities exchange exempt from registration under section 6 of the 1934 Act because of the limited volume of transactions; (iii) a foreign securities exchange that, under the law of the jurisdiction where it is organized, satisfies regulatory requirements that are analogous to the regulatory requirements under the 1934 Act described in (i) or (ii) above; (iv) a regional or local exchange; and (v) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise. Treas. Reg. § 1.7704 -1(b).

     4 Treas. Reg. § 1.7704-1(c)(1).

     5 Treas. Reg. § 1.7704-1(a)(3). By contrast, issuances of interests by a partnership in exchange for cash, property or services are disregarded for purposes of determining whether interests in the partnership are Readily Tradable.

     6 Treas. Reg. § 1.7704-1(e)(1)(i), -(ii), -(iii), -(v), -(x). For this purpose, a partnership recognizes a transfer by redeeming the transferor partner or admitting the transferee as a partner or otherwise recognizing any rights of the transferee, such as a right to receive partnership distributions, directly or indirectly, or to acquire an interest in the capital or profits of the partnership. Treas. Reg. § 1.7704-1(d)(2).

whether interests in a partnership are Readily Tradable under the general facts-and-circumstances test.7

     Treasury Regulations Section 1.7704-1(c)(2) provides that, under the general facts-and-circumstances test, partnership interests will be treated as Readily Tradable if (i) the interests are regularly quoted by any person, such as a broker or dealer, making a market in the interests; (ii) any person regularly makes available to the public, including customers or subscribers, bid or offer quotes with respect to the interests and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others; (iii) the holder of an interest has a readily available, regular and ongoing opportunity to sell or exchange the interest through a public means of obtaining or providing information of offers to buy, sell, or exchange the interests; or (iv) prospective buyers and sellers otherwise have the opportunity to buy, sell or exchange the interests in a time frame and with the regularity and continuity that is comparable to that described in (i), (ii) or (iii).

     Interests in a partnership will not be treated as Readily Tradable (or as traded on an established securities market that consists of an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise) even if they otherwise would have been so treated, unless (i) the partnership participates in the establishment of the secondary market (or interdealer quotation system) or the inclusion of its interests thereon or (ii) the partnership recognizes any transfers made on the secondary market by redeeming the transferor Member’s interest or admitting the transferee as a Member or otherwise recognizing any rights of the transferee to receive partnership distributions (directly or indirectly) or to acquire an interest in the capital or profits of the partnership.8

     The legislative history of Section 7704 of the Code states that the Readily Tradable test is intended to “be applied to encompass in the definition of publicly traded partnerships those partnerships that are not traded on established securities markets, but whose Members are nevertheless readily able to buy, sell or exchange their partnership interests in a manner that is comparable, economically, to trading on established securities markets.”9 Thus, “the substantial equivalent of a secondary market exists where prospective buyers and sellers have the opportunity to buy, sell or exchange interests in a time frame and with the

     7 Treas. Reg. § 1.7704-1(c)(3).

     8 Treas. Reg. § 1.7704-1(d).

     9 H.R. Conf. Rep. No. 495, 100th Cong., 1st Sess. 947-48 (1987).

regularity and continuity that the existence of a market maker would provide.”10 The relevant report notes that a “regular plan of redemptions” indicates that partnership interests are Readily Tradable if “holders of interests have readily available, regular and ongoing opportunities to dispose of their interests.”11

     It is expected that (i) Interests will not be regularly quoted by any person, such as a broker or dealer, making a market in the Interests; (ii) no person will regularly make available to the public, including customers or subscribers, bid or offer quotes with respect to Interests and stand ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others; and (iii) no holder of an Interest will have a readily available, regular and ongoing opportunity to sell or exchange the Interest through a public means of obtaining or providing information of offers to buy, sell or exchange Interests.

     The LLC Agreement provides that a Member’s Interest may be transferred only (i) by operation of law pursuant to the bankruptcy, insolvency or dissolution of the Member or (ii) with the written consent of the Board, which may be withheld in the Board’s sole discretion. The LLC Agreement further provides that the Board may not consent to any assignment, transfer, sale, encumbrance, pledge or other disposition of all or any portion of an Interest (a “Transfer”)12 unless (i) the Fund consults with legal counsel to the Fund and counsel confirms that the Transfer will not cause the Fund to be treated as a “publicly traded partnership” taxable as a corporation or be subject to any other adverse tax or regulatory treatment; (ii) the Transferring Member has been a Member for at least six months; (iii) the Transfer is to be made on a date on which Interests to be repurchased by the Fund pursuant to a tender offer (as discussed below) are valued by the Fund; (iv) the Transfer is one in which the tax basis of the Interest in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands of the Transferring Member (e.g., certain Transfers to affiliates) and (v) certain other requirements are met. Under the LLC Agreement, any Transfer not made in accordance with the foregoing restrictions is treated as void.

     The only permitted Transfers that do not constitute Private Transactions are transfers by operation of law pursuant to the bankruptcy, insolvency or dissolution of the relevant Member. We do not believe that a transfer by operation of law upon the occurrence of an extraordinary event of this nature

     10 Id. at 948.

     11 Id. at 949.

     12 The verb “Transfer” and the adjectives “Transferring” and “Transferee” have correlative meanings.

provides Members with liquidity in respect of their Interests “that is comparable, economically, to trading on an established securities market.”13 Thus, we do not believe that any Transfer permitted under the LLC Agreement has caused, or will cause, the Interests to be Readily Tradable. Moreover, pursuant to the LLC Agreement, any Transfer other than a permitted Transfer will not be recognized by the Fund.

     Except as described below, no Member or other person holding an Interest has the right to withdraw all or any portion of the Interest or to tender the Interest or any portion thereof to the Fund. The Board may from time to time cause the Fund to repurchase Interests or portions of Interests pursuant to written tender offers, subject to significant limitations imposed by the LLC Agreement. The Fund may not offer to repurchase Interests on more than two occasions during any Taxable Year unless it has received an opinion of counsel to the effect that such more frequent offers would not cause any adverse tax consequences to the Fund or the Members. A Member tendering for repurchase of only a portion of the Member’s Interest will be required to maintain a Capital Account balance of at least $50,000 after giving effect to the repurchase. Unless otherwise determined by the Board, Members choosing to tender an Interest for repurchase must so notify the Fund by the last day of the third month prior to the month containing the date as of which the Interests are to be repurchased. You have represented, and we have assumed for purposes of this opinion, that it would be impossible, as an administrative matter, for the Fund to repurchase Interests pursuant to a tender offer on a date that is fewer than 30 days after the last day on which Members are permitted to notify the Fund of their intention to tender Interests for repurchase pursuant to such offer.

     Interests will be valued as of the last business day of the month in which such Interests are to be repurchased, unless otherwise determined by the Board (such day, a “Valuation Date”). The initial payment in respect of a repurchase will be equal to at least 90% of the estimated value of the repurchased Interest, determined as of the Valuation Date, and will be made within 30 days after the Valuation Date or, if later, within ten business days after the Master Fund has received at least 90% of the aggregate amount, if any, withdrawn from Investment Funds to fund the repurchase of Interests. An amount equal to the excess, if any, of (x) the value of the repurchased Interest, determined as of the Valuation Date and based on the results of the Fund’s annual audit, over (y) the initial payment will be paid to the relevant Member promptly after completion of the annual audit. The Board may elect to impose charges on Members who submit their Interests for repurchase. In the Registration Statement, the Fund has informed

     13 Treas. Reg. § 1.7704-1(c).

Members that repurchases of Interests that have been held less than 180 days will generally be subject to a repurchase fee of 1% of the repurchase proceeds.

     We believe that the limited repurchase opportunities provided by the Fund’s tender offers have not given, and will not give, Members and their prospective transferees “the opportunity to buy, sell or exchange interests in a time frame and with the regularity and continuity that the existence of a market maker would provide.”14 We note that the investment results of the Fund have historically varied substantially, and that it is expected that the investment results of the Fund will continue to vary substantially, on a daily, monthly, quarterly and annual basis. Particularly given this volatility, the Fund’s tender offers have not provided, and will not provide, Members with liquidity in respect of their Interests “that is comparable, economically, to trading on an established securities market.”15

     It is possible that the Fund will qualify under one or more of the safe harbors under Treasury Regulations Section 1.7704-1. Treasury Regulations Section 1.7704-1 provides, however, that the failure of a partnership to satisfy one of the safe harbors is to be disregarded in determining whether interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof.16 Thus, without regard to the possible application of the safe harbor provisions, we are of the opinion that, taking into account all of the facts and circumstances, the Interests have not been, and will not be, Readily Tradable.

CONCLUSION

     On the basis of the foregoing, it is our opinion that, for U.S. federal income tax purposes, the Fund will be treated as a partnership and not as an association taxable as a corporation or a publicly traded partnership taxable as a corporation.

     In rendering the foregoing opinion, we have assumed with your approval that (i) the provisions of the LLC Agreement are valid and enforceable as a matter of Delaware law; (ii) the LLC Agreement sets forth the entire agreement of the parties with respect to the subject matter thereof; and (iii) the Fund has always been, and will continue to be, operated in accordance with the terms of the LLC Agreement and the Members will comply with the terms of the LLC Agreement in all respects.

     14 H.R. Conf. Rep. No. 495, 100th Cong., 1st Sess. 948 (1987).

     15 Treas. Reg. § 1.7704-1(c).

     16 Treas. Reg. § 1.7704-1(c)(3).

     We are members of the Bar of the State of New York. The foregoing opinion is based upon, and limited to, (i) facts (including the terms of the LLC Agreement) as of the date hereof, (ii) the representations contained in the representation letter dated June 30, 2006 (the “Representation Letter”), which you have delivered to us in connection with this opinion, and (iii) federal laws of the United States of America as contained in the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative decisions and court decisions as of the date hereof. This opinion is also based upon the assumption that the Fund will continue to be operated at all times in accordance with past practices and with the representations set forth in the Representation Letter. We do not undertake to update this opinion unless specifically engaged by you in the future to do so.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm name under the heading “Tax Aspects—U.S. Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ DAVIS POLK & WARDWELL

OPINION OF DAVIS POLK & WARDWELL

June 30, 2006

Re: Unrelated Business Taxable Income

Mercantile Capital Advisors, Inc.
Two Hopkins Plaza
Baltimore, MD 21201

Ladies and Gentlemen:

     We have acted as counsel to Mercantile Capital Advisors, Inc. (the “Adviser”), in connection with the formation of Mercantile Absolute Return Fund for Tax-Exempt/Deferred Investors (TEDI) LLC, a Delaware limited liability company (the “Fund”), and the offering of interests therein (the “Interests”). The Fund was organized pursuant to the Limited Liability Company Agreement dated as of August 4, 2005 (the “LLC Agreement”). This opinion is being delivered in connection with the Registration Statement on Form N-2/A (File Nos. 333-128723 and 811-21815) (the “Registration Statement”) filed by the Fund with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“the Securities Act”), and the Investment Company Act of 1940, as amended.

     We have examined originals or copies, certified or otherwise, identified to our satisfaction, of such documents, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary for the purposes of this opinion.

FACTS

     The Fund is offering Interests to U.S. entities that are generally exempt from federal income tax (“Tax-Exempt Investors”). We have delivered an opinion to the Adviser, dated June 30, 2006, to the effect that the Fund will be treated as a partnership, and not as a “publicly traded partnership” taxable as a corporation, for U.S. federal income tax purposes.

     The Fund will invest all of its investable assets in Mercantile Absolute Return Fund for Tax-Exempt/Deferred Investors (TEDI) LDC (the “Offshore Fund”), a limited duration company incorporated on February 8, 2006, under The Companies Law (2004 Revision) of the Cayman Islands. The Fund will own all of the outstanding shares of the Offshore Fund. The Offshore Fund, in turn, will invest all of its investable assets in interests in Mercantile Absolute Return Master Fund LLC, a Delaware limited liability company that was organized on August 4, 2005 (the “Master Fund”). The Master Fund will invest in investment funds typically known as “hedge funds,” managed by investment managers who employ a variety of alternative investment strategies (such funds, the “Investment Funds”).

     We have assumed for purposes of this opinion that each Investment Fund will be treated as a partnership, and not as a “publicly traded partnership” taxable as a corporation, for U.S. federal income tax purposes. We have delivered an opinion to the Adviser, dated June 30, 2006, to the effect that the Master Fund will be treated as a partnership, and not as a “publicly traded partnership” taxable as a corporation, for U.S. federal income tax purposes. You have informed us, and we have assumed for purposes of this opinion, that the Offshore Fund will file a “protective” election with the Internal Revenue Service (the “Service”) to be treated as a corporation for U.S. federal income tax purposes.1

     The Investment Funds may borrow to finance purchases of investment assets, and the Master Fund may borrow money for various purposes from time to time. The Fund’s prospectus, as included in the Registration Statement, states that the Fund will not borrow money for any purpose, and the LLC Agreement provides that the Company will operate subject to any policies and investment restrictions set forth in the prospectus. We have assumed for purposes of this opinion that the Tax-Exempt Investors will not incur “acquisition indebtedness,” as defined in Section 514(c) of the Internal Revenue Code of 1986, as amended (the “Code”),2 in respect of their Interests. We have also assumed for purposes of this opinion that (i) neither the Offshore Fund, the Master Fund nor any Investment Fund will derive any income that is attributable to the issuing or reinsuring of an insurance or annuity contract, (ii) the Offshore Fund will not make any payments of interest, annuities, royalties or rent to the Fund and (iii) the Fund will not derive any income other than in respect of its investment in the Offshore Fund.

DISCUSSION

     1 See Treas. Reg. § 301.7701-3.

     2 Unless otherwise indicated, all “Section” references in this opinion are to the Code.

2

     Under Section 511, Tax-Exempt Investors are generally subject to taxation on “unrelated business taxable income” (“UBTI”), as defined in Sections 512 through 514. In general, UBTI is defined as income derived by a tax-exempt organization from an “unrelated trade or business” (that is, a trade or business the conduct of which is not substantially related to the exercise or performance of the charitable, educational or other purpose or function constituting the basis for the organization’s tax exemption), less specific directly related deductions, and subject to the modifications provided in Section 512(b).3 Section 512(b) excludes from UBTI certain types of income, including dividends and gains from the sale, exchange or other disposition of property other than inventory or property held primarily for sale to customers in the ordinary course of a trade or business.4

     UBTI also includes “unrelated debt-financed income” (“UDFI”), as defined in Section 514 of the Code, however, even if this income would otherwise have been excluded from UBTI under Section 512(b). In general, UDFI consists of (i) income derived from property to the extent that there is acquisition indebtedness outstanding with respect to the property during the taxable year and (ii) income derived from the sale or other disposition of property to the extent that there was acquisition indebtedness outstanding with respect to the property during the twelve-month period ending with the date of the sale or other disposition.5 If a Tax-Exempt Investor’s acquisition of an Interest in the Fund were debt-financed, all or a portion of such Tax-Exempt Investor’s income attributable to such Interest would be included in UBTI. As noted above, however, we have assumed for purposes of this opinion that no Tax-Exempt Investor’s acquisition of an Interest in the Fund is financed with acquisition indebtedness, as defined for purposes of Section 514.

     For U.S. federal income tax purposes, the Offshore Fund will be a “controlled foreign corporation,” as defined in Section 957(a), of which the Fund is a “United States shareholder,” as defined in Section 951(b). As a result, the Fund will be required to include in income certain types of income derived by the Offshore Fund (“Subpart F Income”), regardless of whether the Offshore Fund makes any distribution to the Fund (such income inclusions, “Subpart F inclusions”).6 Subpart F Income includes various types of portfolio investment income, such as dividends, interest and gains from the disposition of investment securities.7 It is likely that most of the income of the Offshore Fund, which will

     3 I.R.C. § 512(a)(1). For this purpose, the term "trade or business" includes any activity that is carried on for the production of income from the sale of goods or the performance of services. I.R.C. § 513(c).

     4 I.R.C. § 512(b)(1), (5).

     5 I.R.C. §§ 512(a), 514(b)(1).

     6 I.R.C. § 951(a).

     7 I.R.C. § 954.

3

consist of the Offshore Fund’s indirect share of the income of the Investment Funds, will constitute Subpart F Income.

     Section 512(b)(17) provides that a Subpart F inclusion by a tax-exempt organization will be treated as UBTI to the extent the amount so included is attributable to insurance income, as defined in Section 953, that would be treated as UBTI if derived directly by the tax-exempt organization. Section 953(a) generally defines “insurance income” as any income that (i) is attributable to the issuing or reinsuring of an insurance or annuity contract and (ii) would be taxed under the provisions of the Code applicable to insurance companies if derived by a domestic insurance company. As noted above, we have assumed for purposes of this opinion that neither the Offshore Fund, the Master Fund nor any Investment Fund will derive any income that is attributable to the issuing or reinsuring of an insurance or annuity contract.

     Subpart F inclusions that are not attributable to insurance income are not specifically excluded from UBTI under Section 512(b). Treasury Regulations under Section 512 provide, however, that, in addition to the types of income specifically excluded under Section 512(b), “substantially similar income from ordinary and routine investments” is excluded from UBTI to the extent determined by the Service.8 In several private letter rulings issued prior to the enactment of Section 512(b)(17), the Service concluded that Subpart F inclusions did not constitute UBTI.9 In reaching this conclusion, the Service reasoned that Subpart F was meant to accelerate income recognition, but was not intended to result in a tax treatment different from the tax treatment of an actual dividend, which is ordinarily excluded from the definition of UBTI.10 The enactment of Section 512(b)(17) makes it clear that Congress does not view a Subpart F inclusion as giving rise to UBTI except to the extent that the Subpart F inclusion is attributable to insurance income.11 Thus, assuming that they are not treated as

     8 Treas. Reg. § 1.512(b) -1(a)(1).

     9 See, e.g., Priv. Ltr. Rul. 9407007 (Nov. 12, 1993); Priv. Ltr. Rul. 9027051 (Apr. 13, 1990), Priv. Ltr. Rul. 9024086 (Mar. 22, 1990); Priv. Ltr. Rul. 9024026 (Mar. 15, 1990); Priv. Ltr. Rul. 8922047 (Mar. 6, 1989).

     10 Although the Service ruled privately on one occasion that, for purposes of determining the amount of UBTI recognized by a tax-exempt organization, Subpart F inclusions would be characterized by reference to the nature of the income that gave rise to the inclusion, Priv. Ltr. Rul. 9043039 (July 30, 1990), the Service returned to the dividend approach in a subsequent private letter ruling. See Priv. Ltr. Rul. 9407007 (Nov. 12, 1993). See also H.R. Rep. No. 104-586, at 136 n.14 (1996) (stating that Priv. Ltr. Rul. 9043039 “is incorrect in its application of a look-through rule in characterizing income inclusions under subpart F for unrelated business income tax purposes”).

     11 See H.R. Rep. No. 104-586, at 136-38 (1996) (assuming that subpart F income inclusions are properly characterized as dividends for purposes of the UBTI rules); Priv. Ltr. Rul. 200251016 (Sept. 23, 2002) (“It appears clear that Congress intended such non-insurance income (…continued)

4

debt-financed income under Section 514, the Fund’s Subpart F inclusions will not constitute UBTI to the Tax-Exempt Investors.

     The Fund will not take into account for U.S. federal income tax purposes any dividends distributed by the Offshore Fund out of earnings and profits that have previously given rise to Subpart F inclusions.12 Any other dividends distributed by the Offshore Fund, and any gain realized by the Fund on the Offshore Fund’s redemption of its shares, will be excluded from UBTI under Section 512(b), assuming that these amounts are not treated as debt-financed income under Section 514. The Fund will not recognize any other type of income as a result of its investment in the Offshore Fund.13

     A Tax-Exempt Investor is required to include in computing UBTI its share of the income of any partnership of which is a member to the extent that such income would be UBTI if earned directly by the Tax-Exempt Investor.14 Both the Master Fund and the Investment Funds are likely to derive income that, if earned directly by a Tax-Exempt Investor, would constitute UBTI. In particular, the Master Fund may incur acquisition indebtedness with respect to its acquisition of interests in the Investment Funds, and the Investment Funds are expected to incur acquisition indebtedness to acquire assets. As a result, if a Tax-Exempt Investor held an interest in the Master Fund directly, a portion of its share of the Master Fund’s income would constitute UBTI.

     Section 269(a) of the Code provides, in relevant part, that “if any person or persons acquire . . . directly or indirectly, control of a corporation . . . and the principal purpose for which such acquisition was made is evasion or avoidance of Federal income tax by securing the benefit of a deduction, credit, or other allowance which such person or corporation would not otherwise enjoy, then the Secretary [of the Treasury] may disallow such deduction, credit, or other allowance.” Treasury regulations under Section 269 construe the term “allowance” broadly as “anything in the internal revenue laws which has the effect of diminishing tax liability,” including an exemption or an exclusion.15

(continued…)

to be treated as dividend income when paid to shareholders of controlled foreign corporations.”); Priv. Ltr. Rul. 199952086 (Sept. 30, 1999) (same).

     12 I.R.C. § 959.

     13 Section 512(b)(13) provides that interest, annuity, royalty or rent payments received by a tax-exempt organization from an entity that it controls will be included in UBTI. As noted above, we have assumed for purposes of this opinion that the Offshore Fund will not make any payments of interest, annuities, royalties or rent to the Fund.

     14 I.R.C. § 512(c).

     15 Treas. Reg. § 1.269-1(a).

5

Courts have generally concluded, however, that Section 269 cannot be applied to increase a taxpayer’s gross income. For example, in Nutt v. Commissioner, the Tax Court rejected the Service’s argument that the income derived from assets that certain farmers had transferred to newly formed, wholly owned corporations should be included by the farmers pursuant to Section 269.16 The court held that, even if the sole purpose for the formation of the corporations was tax avoidance, Section 269 was inapplicable by its terms.17 We therefore do not believe that Section 269 will apply to require the Tax-Exempt Investors to include their shares of the income of the Offshore Fund.

     Moreover, the IRS has concluded in two private letter rulings that a charitable remainder unitrust will not recognize UBTI as a consequence of an investment in a non-U.S. corporation formed to hold interests in partnerships that used debt financing to acquire investment assets.18 In one of the rulings, the charitable remainder unitrust was the sole shareholder of the non-U.S. corporation, and in both of the rulings, a principal reason for the formation of the non-U.S. corporation was the avoidance of UBTI. In each ruling, the Service noted that income from the underlying partnerships would be UBTI to the charitable remainder unitrust if received directly by the unitrust because it constituted debt-financed income. Neither of these private letter rulings suggests that Section 269 could apply.19

     16 39 T.C. 231, 250 (1962), remanded on other grounds, 351 F.2d 452 (9th Cir. 1965), acq., 1964-1 C.B. 5.

     17 Id. at 232. See also Peter Pan Seafoods, Inc. v. United States, 417 F.2d 670 (9th Cir. 1969) (holding that Section 269 was inapplicable where “[t]he essence of the government’s case [was] an attempt to increase the taxable income of the taxpayer”); Siegel v. Commissioner, 45 T.C. 566 (1966), acq., 1966-2 C.B. 7 (refusing to apply Section 269 to add to a taxpayer’s income the profit derived by his wholly owned foreign corporation from a joint venture); Tech. Adv. Mem. 8039001 (Feb. 15, 1980) (concluding that, by its terms, Section 269 cannot be applied to combine the income of related corporations); Tech. Adv. Mem. 7842001 (July 23, 1978) (concluding that Section 269 will not apply to allocate interest income from a foreign subsidiary to its U.S. parent because the “the Courts have refused to extend the applicability of section 269 of the Code beyond a literal reading of the statute” and “the attempted allocation is one of income rather than one of deductions, credits, or other allowances required by the terms of section 269”). According to the Tax Court, “the usual section 269 situation” is one “where a taxpayer is attempting to secure the benefit of built-in tax advantages, typically a net operating loss carrryover, by combining two corporations via an acquisition.” Cromwell Corp. v. Commissioner, 43 T.C. 313, 320 (1964).

     18 Priv. Ltr. Rul. 200251016 (Sept. 23, 2002); Priv. Ltr. Rul. 199952086 (Sept. 30, 1999). In each ruling, the foreign corporation did not realize any insurance income, as defined in Section 953.

     19 Although private letter rulings generally cannot be used or cited as precedent, I.R.C. § 6110(k)(3), they provide insight as to the views of the Service on a given issue, and, if dated after October 31, 1976, may be relied upon under Section 6662(d)(2)(B)(i) as authority for purposes of determining whether there is substantial authority for the tax treatment of an item. Treas. Reg. § 1.6662 -4(d)(3)(iii).

6

CONCLUSION

     For the foregoing reasons, it is our opinion that Tax Exempt Investors will not recognize UBTI solely as a consequence of an investment in the Fund.

     In rendering the foregoing opinion, we have assumed with your approval that (i) the provisions of the LLC Agreement are valid and enforceable as a matter of Delaware law; (ii) the LLC Agreement sets forth the entire agreement of the parties with respect to the subject matter thereof; and (iii) the Fund will be operated in accordance with the terms of the LLC Agreement.

     We are members of the Bar of the State of New York. The foregoing opinion is based upon, and limited to, (i) the facts (including the terms of the LLC Agreement) described, and the assumptions made, herein and (ii) federal laws of the United States of America as contained in the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative decisions and court decisions as of the date hereof. We do not undertake to update this opinion unless specifically engaged by you to do so.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm name under the heading “Certain Tax Considerations—U.S. Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ DAVIS POLK & WARDWELL

7